AMENDMENT TO SHAREHOLDER SERVICE AGREEMENT
                          WITH FIRST TRUST CORPORATION


This amendment (the "Amendment") is effective as of May 21, 2002, by and between First Trust Corporation ("FTC") and Roulston Research Corp. ("Company").

WHEREAS  the  parties  entered  into  a  Shareholder   Service   Agreement  (the
"Agreement") dated 12/12/1996 and later amended;

WHEREAS, the parties now wish to amend the Agreement by changing Section 2 thereof relating to payment of service fees by the Company to FTC, by adding a provision relating to the non-disclosure of customer information, and updating Exhibit A;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged herein, the parties agree as follows:

                                                         AMENDMENT

1. Each party to the Agreement agrees that any Non-public Personal Information, as the term is defined in the Gramm-Leach-Bliley Act (the "Act"), and further set forth in applicable regulations promulgated by the SEC as they may apply to the Company and by the FDIC as they may apply to FTC, and disclosed by a party hereunder, is for the specific purpose of permitting the other party to perform the services set forth in the Agreement. Each party agrees that, with respect to such information, it will comply with the Act and regulations applicable to it and that it will not disclose any Non-public Personal Information received in connection with the Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law and regulation, and in such cases only after receipt of written authorization from the other party to the Agreement.

2. Section 2 of the Agreement is hereby deleted and replaced with the following new Section 2:

     "For the services provided by FTC under this Agreement, the Company will pay to FTC a quarterly service fee for accounts traded under the nominee name of FTC & Co., IMS & Co., or TRUSTlynx & Co. equal on an annual basis to .25% of the average daily net asset value of the shares of such Fund which are owned beneficially by accounts or plans during such period, and for accounts traded under the nominee name of TRUSTlynx & Co. an additional quarterly service fee equal on an annual basis to .10% of the average daily net asset value of the shares of such Fund which are owned beneficially by accounts or plans during such period. FTC will provide the Company with an invoice for the quarterly service fee, showing the calculation used to arrive at the amount due, within ten (10) days of the end of the calendar quarter. Such fees will be paid by the Company to FTC by check or wire transfer no later than twenty (20) days after the Company receives the invoice from FTC."

3. Exhibit A to the Agreement is hereby amended and replaced with "Exhibit A" attached hereto.

4. Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.





FIRST TRUST CORPORATION (FTC)


By: _______/s/_______________________
    Joanne Radiner Ratkai

Its: Vice President - Legal

Date: 5/30/02



ROULSTON RESEARCH CORP. (COMPANY)


By: ____/s/__________________________
    Charles A. Kiraly

Its: Vice President

Date: 5/21/02



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


                                    Exhibit A
                        To Shareholder Service Agreement
                              Mutual Fund Companies

Fund Name                                   Cusip             Ticker Symbol     Trading Cutoff Time

1. Fairport Emerging Growth Fund            305565103         ROEGX             4:00 p.m. EST
2. Fairport International Equity Fund       305565509         ROIEX             4:00 p.m. EST
3. Fairport Growth Fund                     305565202         ROGRX             4:00 p.m. EST
4. Fairport Growth & Income Fund            305565301         ROGIX             4:00 p.m. EST
5. Fairport Government Securities Fund      305565400         ROGVX             4:00 p.m. EST


* These Funds have adopted a Rule 12b-1 Plan. Amounts exceeding the adopted plan may be paid by the affiliated Adviser to the Fairport Funds, Roulston & Company, to which Roulston Research Corp. is a subsidiary.